  EXHIBIT 16.1

STEVENSON & COMPANY CPAS LLC A PCAOB Registered Accounting Firm	10101 Flair Court Tampa, Fl. 33615 {813)361-5741

May 24, 2017

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Dear Sir/Madam:

We have read the statements included in the Form 8-K dated May 24, 2017, of Sector 5, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained in Item 4.01 insofar as they relate to our audit for December 31, 2015 and any subsequent interim period through the date of change in auditor decision by the Board of Directors.

Very truly yours,

/s/ Stevenson & Company CPAS LLC

Stevenson & Company CPAS LLC

Tampa, Florida